EXHIBIT 99

FOR IMMEDIATE RELEASE CONTACT: Media Relations

Brinker International

(800) 775-7290

BRINKER INTERNATIONAL APPOINTS JOSEPH M. DEPINTO

TO BOARD OF DIRECTORS

DALLAS (August 2, 2010) - Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, announces the election of Joseph M. DePinto, President and CEO of 7-Eleven, Inc., to its board of directors.

In his current role, DePinto leads the largest and most recognized company in the convenience store industry. 7-Eleven, Inc. operates, franchises and licenses more than 38,400 stores worldwide of which some 8,200 are in North America. Previously, DePinto served in other executive roles at 7-Eleven, as President of GameStop Corporation, as Chief Operating Officer of Thornton Oil, Inc. and held several positions within PepsiCo's KFC Division.

DePinto earned a Bachelor of Science degree from the United States Military Academy at West Point and a Master of Business Administration from Northwestern University.

He also serves on the Board of Directors for 7-Eleven, Inc. and OfficeMax, Inc.

"Joe DePinto is a visionary leader who brings with him vast knowledge of the operations-driven hospitality and retail industry," said Doug Brooks, President, CEO and Chairman of the Board for Brinker International. "We are pleased to welcome Joe, as his experience growing a global retailer into a strong brand will bring a beneficial perspective to our board."

ABOUT BRINKER INTERNATIONAL

Brinker International, Inc. (NYSE: EAT), is one of the world's leading casual dining restaurant companies, serving more than one million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises more than 1,500 restaurants in 30 countries and two territories, and employs more than 100,000. Brinker's wholly-owned restaurant brands include Chili's® Grill & Bar and Maggiano's Little Italy®. Brinker also holds a minority investment in Romano's Macaroni Grill®. For more information, visit www.brinker.com.

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